Exhibit 99.1

Sealed Air Reports Fourth Quarter and 2019 Results
Reinvent SEE Drives 2019 Earnings Growth
Continued Growth Expected in 2020

●	Net sales increased 3% to $1.3 billion in Q4 and 1% to $4.8 billion in 2019
●	Q4 net earnings of $124 million or $0.80 per share declined 38%;
2019 net earnings of $294 million or $1.89 per share increased 101%
Adjusted EPS increased 4% to $0.78 in Q4 and 13% to $2.82 in 2019
Adjusted EBITDA increased 9% to $271 million in Q4 and 8% to $965 million in 2019
●	Net cash provided by operating activities of $511 million increased 19% in 2019
Capital Expenditures of $190 million, up 13%, to support future growth and automation

CHARLOTTE, N.C., February 11, 2020 – Sealed Air Corporation (NYSE: SEE) today reported financial results for the fourth quarter and full year 2019.

“In 2019, we exceeded our commitments on earnings and cash flow despite weak global industrial activity and modest sales growth. Our fourth quarter and full year results reflect strong execution of our strategy,” said Ted Doheny, Sealed Air's President and CEO.

“We continue to make great progress on our journey to world-class with Reinvent SEE improving productivity and strengthening our earnings power. In 2020, we expect sales growth of 2% to 3% and Adjusted EBITDA growth of 5% to 7%, with solid free cash flow. Our focus on delivering the best products at the right price and making them sustainable is creating value for our customers, shareholders, employees and society,” continued Doheny.

Unless otherwise stated, all results compare fourth quarter 2019 results to fourth quarter 2018 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis or constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Fourth Quarter Financial and Business Highlights
Food Care net sales of $760 million decreased 2%, as reported, compared to prior year results. Currency negatively impacted Food Care by $16 million or 2%. Organic sales were essentially flat. Adjusted EBITDA grew 5% to $171 million, or 22.5% of net sales, up 150 basis points compared to the prior year. The increase in Adjusted EBITDA was primarily attributable to Reinvent SEE initiatives, including productivity improvements, restructuring savings and favorable price/cost spread. Currency fluctuations had a $4 million unfavorable impact on Adjusted EBITDA.
Product Care net sales of $539 million were up 10% as reported. Currency negatively impacted Product Care by $3 million or 1%. Sales generated from the acquisition of Automated Packaging Systems contributed $70 million, or approximately 14%. Organic sales declined $17 million, or 4%, primarily due to the global industrial slowdown. Adjusted EBITDA grew 25% to $107 million, or 19.8% of net sales, up 230 basis points compared to the prior year.

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The increase in Adjusted EBITDA was primarily attributable to Reinvent SEE initiatives, the addition of Automated Packaging Systems and favorable price/cost spread, partially offset by organic volume decline.

Fourth Quarter and Full Year 2019 U.S. GAAP Summary
Fourth quarter net sales of $1.3 billion increased 3% as reported. Currency had a negative impact on total net sales of $19 million or 2%.

Fourth quarter 2019 net earnings were $124 million, or $0.80 per diluted share. Net earnings included a benefit of $3 million from Special Items, after tax, primarily related to the benefit of Tax Special Items of $29 million. Tax Special Items were largely driven by a one-time net tax benefit resulting from tax optimization initiatives associated with Reinvent SEE and restructuring activities. The tax benefit was mostly offset by other Special Items, the largest of which were a $12 million loss, net of tax, recognized on the redemption of 6.50% notes due 2020 and $7 million, in restructuring associated costs, net of tax. This compares to fourth quarter 2018 net earnings of $199 million, or $1.28 per diluted share. Prior year results were favorably impacted by $129 million of tax benefits resulting from nonrecurring items including a decrease to the previously recognized estimate of the one-time tax on unrepatriated earnings (U.S. Tax Reform transition tax) and the recognition of deferred tax assets associated with tax optimization initiatives.

The effective tax rate in the fourth quarter 2019 was 8.2%, compared to (68.3)% in the fourth quarter 2018. The effective tax rate in the fourth quarter 2019 was favorably impacted by tax optimization initiatives associated with Reinvent SEE and restructuring activities. The effective tax rate in the fourth quarter 2018 was favorably impacted by the finalization of the transition tax calculation associated with U.S. Tax Reform.

For the full year 2019, net sales of $4.8 billion increased 1% as reported. Currency had a negative impact on total net sales of $137 million or 3%.

Full year 2019 net earnings were $294 million, or $1.89 per diluted share. Net earnings were unfavorably impacted by $145 million of Special Items, after tax. Restructuring and restructuring associated costs of $76 million, net of tax and $44 million, net of tax, recorded in the second quarter in connection with a settlement agreement with Novipax Holdings LLC were the largest components of Special Items during the year. Net earnings for the full year 2018 of $150 million, or $0.94 per diluted share, were unfavorably impacted by $251 million of Special Items, including $222 million for Tax Special Items such as the U.S. Tax Reform transition tax.

The effective tax rate for full year 2019 was 20.7%, compared to 67.2% for full year 2018. The 2019 tax rate was favorably impacted by tax optimization initiatives associated with Reinvent SEE and restructuring activities. The 2018 rate was negatively impacted by the transition tax associated with U.S. Tax Reform.

Fourth Quarter and Full Year 2019 Non-U.S. GAAP Summary

In the fourth quarter 2019, on a constant dollar basis, net sales increased $57 million, or approximately 5%, reflecting sales from acquisitions of $78 million, or 6.2%, partially offset by an organic sales decline of $21 million or 1.6%.

Adjusted EBITDA was $271 million, or 20.9% of net sales, compared to $248 million, or 19.7% of net sales for the fourth quarter 2018. The improvement in Adjusted EBITDA was primarily due to Reinvent SEE initiatives, price/cost spread and acquisitions, partially offset by higher operating costs, lower organic volume and the impact of unfavorable foreign currency.

Adjusted EPS was $0.78 for the fourth quarter 2019. This compares to Adjusted EPS of $0.75 in the fourth quarter 2018.

The Adjusted Tax Rate was 28.8% in the fourth quarter 2019 compared to 28.9% in the fourth quarter 2018.

For the full year 2019, on a constant dollar basis, net sales increased 4% reflecting sales from acquisitions of $195 million. Organic sales were flat compared to full year 2018. By region, organic sales increased 27% in South America, primarily on U.S. Dollar-based indexed pricing, and declined in North America and Asia Pacific (APAC). Organic sales in Europe, Middle East and Africa (EMEA) were relatively flat.

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Adjusted EBITDA was $965 million, or 20.1% of net sales, compared to $890 million, or 18.8% of net sales for full year 2018. The improvement in Adjusted EBITDA was primarily due to Reinvent SEE initiatives, price/cost spread and acquisitions, partially offset by the impact of higher operating costs, unfavorable foreign currency and lower volume.

Adjusted EPS was $2.82 for full year 2019, including $0.04 dilution from Automated Packaging Systems. The Company had 155.2 million diluted shares outstanding. This compares to Adjusted EPS of $2.50 for full year 2018 based on 160.2 million diluted shares outstanding.

The Adjusted Tax Rate was 26.4% for full year 2019, compared to 27.5% for full year 2018.

Cash Flow and Net Debt

Cash flow provided by operating activities for the full year 2019 was $511 million, compared to cash provided by operating activities of $428 million in the prior year. The increase in operating cash flow was primarily driven by higher Adjusted EBITDA and working capital improvements. Capital expenditures were $190 million for the year ended December 31, 2019 compared to $169 million in the year ended December 31, 2018. The increase in capital expenditures is primarily driven by increased investment to drive growth and improve cost productivity. Free cash flow, defined as net cash provided by operating activities, less capital expenditures, was $321 million for the full year, compared to $259 million in the prior year.

The Company repurchased 1.6 million shares for net cash outflow of $67 million during the year ended December 31, 2019. The Company has $708 million remaining under the current authorized share repurchase program. The Company also paid cash dividends of $99 million, which represents $0.64 per share, during the year ended December 31, 2019.

During the fourth quarter, $425 million 4.00% senior notes due 2027 were issued. The proceeds of the offering were used to repurchase and discharge the $425 million 6.50% senior notes which were due in 2020.

Net Debt, defined as total debt less cash and cash equivalents, increased to $3.6 billion as of December 31, 2019 from $3.2 billion as of December 31, 2018. The increase in Net Debt is primarily attributable to the term loan A, used to finance the Automated Packaging Systems acquisition.

Outlook for Full Year 2020
For the full year 2020, Sealed Air expects net sales in the range of $4.9 billion to $4.95 billion, which represents an increase of 2% to 3% growth as reported and 3% to 4% in constant dollars. Adjusted EBITDA is expected to be in the range of $1.01 billion to $1.03 billion. The Company forecasts Adjusted EPS to be in the range of $2.85 to $2.95, which is based on approximately 156 million shares outstanding and an anticipated Adjusted Tax Rate of approximately 27%.

Free Cash Flow in 2020 is expected to be approximately $350 million, with capital expenditures of approximately $200 million and Reinvent SEE and other restructuring associated payments of approximately $100 million.

Conference Call Information

Sealed Air Corporation will host a conference call and webcast on Tuesday, February 11, 2020 at 10:00 a.m. (ET) to discuss our Fourth Quarter and Full Year 2019 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.

About Sealed Air

Sealed Air is in business to protect, to solve critical packaging challenges and to leave our world better than we found it. Our portfolio of leading packaging solutions includes CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging and BUBBLE WRAP® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.8 billion in sales in 2019 and has approximately 16,500 employees who serve customers in 124 countries. To learn more, visit www.sealedair.com.

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Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements Balance Sheets” (under the section entitled “Calculation of Net Debt”), “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment,” “Components of Change in Net Sales by Region." Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.

We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other unusual gains and losses.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.

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The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, pandemics, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2018 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2019	2018	2019	2018
Net sales	$1,298.9	$1,260.3	$4,791.1	$4,732.7
Cost of sales	869.6	861.2	3,226.3	3,230.6
Gross profit	429.3	399.1	1,564.8	1,502.1
Selling, general and administrative expenses	215.6	203.4	915.5	782.3
Amortization expense of intangible assets acquired	10.4	4.8	28.9	15.7
Restructuring charges	(1.7)	25.5	41.9	47.8
Operating profit	205.0	165.4	578.5	656.3
Interest expense, net	(47.5)	(46.6)	(184.1)	(177.9)
Foreign currency exchange loss due to highly inflationary economies	(1.2)	(2.9)	(4.6)	(2.5)
Other (expense) income, net(2)	(20.8)	2.6	(19.5)	(18.1)
Earnings before income tax provision	135.5	118.5	370.3	457.8
Income tax provision (benefit)	11.1	(80.9)	76.6	307.5
Net earnings from continuing operations	124.4	199.4	293.7	150.3
(Loss) Gain on sale of discontinued operations, net of tax(3)	(20.1)	0.9	(30.7)	42.8
Net earnings	$104.3	$200.3	$263.0	$193.1
Basic:
Continuing operations	$0.81	$1.28	$1.90	$0.94
Discontinued operations	(0.13)	0.01	(0.20)	0.27
Net earnings per common share - basic	$0.68	$1.29	$1.70	$1.21
Diluted:
Continuing operations	$0.80	$1.28	$1.89	$0.94
Discontinued operations	(0.13)	—	(0.20)	0.26
Net earnings per common share - diluted	$0.67	$1.28	$1.69	$1.20
Weighted average number of common shares outstanding:
Basic	154.0	155.2	154.3	159.4
Diluted	155.0	156.1	155.2	160.2

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	Other (expense) income, net includes $16.1 million charge related to the fourth quarter debt redemption of our 6.50% $425 million notes due 2020.

(3)
The (loss) on sale of discontinued operations recorded in the three months and year ended December 31, 2019 relates primarily to changes in balance sheet positions associated with the sale of Diversey including tax-related indemnification reserves and other receivable or payable positions arising from the sale. The gain on sale of discontinued operations recorded in the three months and year ended December 31, 2018 relates to the final net working capital settlement as well as the release of tax indemnity reserves upon expiration of statute of limitations.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)
(Unaudited)

(In millions)	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$262.4	$271.7
Trade receivables, net	556.5	473.4
Income tax receivables	32.8	58.4
Other receivables	80.3	81.3
Inventories, net	570.3	544.9
Prepaid expenses and other current assets	61.7	125.1
Total current assets	1,564.0	1,554.8
Property and equipment, net	1,146.2	1,036.2
Goodwill	2,216.9	1,947.6
Identifiable Intangible assets, net	177.8	101.7
Deferred taxes	238.6	170.5
Operating lease right-of-use-assets	90.1	—
Other non-current assets	331.6	239.4
Total assets	$5,765.2	$5,050.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term borrowings	$98.9	$232.8
Current portion of long-term debt	16.7	4.9
Current portion of operating lease liabilities	26.2	—
Accounts payable	738.5	765.0
Accrued restructuring costs	29.5	33.5
Income tax payable	12.3	23.5
Other current liabilities	514.8	428.9
Total current liabilities	1,436.9	1,488.6
Long-term debt, less current portion	3,698.6	3,236.5
Long-term operating lease liabilities, less current portion	65.7	—
Deferred taxes	30.7	20.4
Other non-current liabilities	729.5	653.3
Total liabilities	5,961.4	5,398.8
Stockholders’ deficit:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,073.5	2,049.6
Retained earnings	1,998.5	1,835.5
Common stock in treasury	(3,382.4)	(3,336.5)
Accumulated other comprehensive loss, net of taxes	(909.0)	(920.4)
Total stockholders’ deficit	(196.2)	(348.6)
Total liabilities and stockholders’ deficit	$5,765.2	$5,050.2

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

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CALCULATION OF NET DEBT(1)

	December 31, 2019	December 31, 2018
Short-term borrowings	$98.9	$232.8
Current portion of long-term debt	16.7	4.9
Long-term debt, less current portion	3,698.6	3,236.5
Total debt	3,814.2	3,474.2
Less: cash and cash equivalents	(262.4)	(271.7)
Net debt	$3,551.8	$3,202.5

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

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Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)
(Unaudited)

	Year Ended December 31,
(In millions)	2019	2018
Net earnings available to common stockholders	$263.0	$193.1
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	220.8	182.3
Changes in operating assets and liabilities:
Trade receivables, net	38.1	(0.9)
Inventories	12.4	(61.2)
Income tax receivable/payable	20.9	(16.4)
Accounts payable	(37.0)	42.6
Other assets and liabilities	(7.1)	88.5
Net cash provided by operating activities	$511.1	$428.0
Cash flows from investing activities:
Capital expenditures	$(189.7)	$(168.6)
Investment in equity investments	—	(7.5)
Investment in marketable securities	(12.5)	—
(Payments) Proceeds, related to sale of business and property and equipment	(2.4)	6.8
Businesses acquired in purchase transactions, net of cash acquired	(452.8)	(68.4)
Impact of sale of Diversey	—	(15.3)
Settlement of foreign currency forward contracts	(8.2)	(11.1)
Other investing activities	—	(2.6)
Net cash used in investing activities	$(665.6)	$(266.7)
Cash flows from financing activities:
Net (payments) proceeds on short-term borrowings	$(127.5)	$224.0
Proceeds from long term debt	894.9	—
Payments of borrowings	(425.0)	—
Dividends paid on common stock	(99.1)	(104.1)
Repurchases of common stock	(67.3)	(582.6)
Payments for debt extinguishment/modification costs	(15.5)	(6.1)
Impact of tax withholding on share-based compensation	(10.8)	(7.9)
Principal payments related to financing leases	(9.3)	(1.6)
Other financing activities	(0.5)	—
Net cash provided by (used in) financing activities	$139.9	$(478.3)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$5.3	$(5.3)
Cash and cash equivalents	271.7	594.0
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$271.7	$594.0
Net change during the period	$(9.3)	$(322.3)
Cash and cash equivalents	262.4	271.7
Restricted cash and cash equivalents	—	—
Balance, end of period	$262.4	$271.7

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$511.1	$428.0
Capital expenditures for property and equipment	(189.7)	(168.6)
Free Cash Flow(3)	$321.4	$259.4

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$194.9	$191.4
Income tax payments, net of cash refunds	$94.7	$155.0
Payments related to the sale of Diversey and efforts to address stranded costs	$—	$51.6
Restructuring payments including associated costs	$90.9	$12.1
Non-cash items:
Transfers of shares of our common stock from treasury for our profit-sharing plan contributions	$21.9	$23.5

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
2019 primarily consists of depreciation and amortization of $151 million, share based compensation expense of $33 million, profit sharing expense of $25 million, loss on discontinued operations of $31 million, loss on bond redemption of $16 million and

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amortization of bond discount of $6 million, partially offset by $55 million reduction in deferred taxes. 2018 primarily consists of depreciation and amortization of $131 million, share based compensation expense of $29 million, profit sharing expense of $22 million and foreign currency losses of $14 million, partially offset by $43 million gain on the sale of Diversey.

(3)	Free cash flow was $311 million in 2018 excluding the payment of charges related to the sale of Diversey of $52 million.

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Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
(In millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations(2)	$124.4	$0.80	$199.4	$1.28	$293.7	$1.89	$150.3	$0.94
Special Items(3)	(2.9)	(0.02)	(82.4)	(0.53)	145.0	0.93	250.6	1.56
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$121.5	$0.78	$117.0	$0.75	$438.7	$2.82	$400.9	$2.50
Weighted average number of common shares outstanding - Diluted		155.0		156.1		155.2		160.2

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.

(3)	Special Items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2019	2018	2019	2018
Special Items:
Restructuring charges(i)	$(1.7)	$25.5	$41.9	$47.8
Other restructuring associated costs(ii)	9.5	13.3	60.3	15.8
Foreign currency exchange loss due to highly inflationary economies	1.2	2.9	4.6	2.5
Loss on debt redemption and refinancing activities	16.1	—	16.1	1.9
Charges related to acquisition and divestiture activity	5.7	2.9	14.9	34.2
Charges related to the Novipax settlement agreement	—	—	59.0	—
Gain from class-action litigation settlement	—	(2.3)	—	(14.9)
Other Special Items(iii)	4.3	3.8	29.1	7.5
Pre-tax impact of Special Items	35.1	46.1	225.9	94.8
Tax impact of Special Items and Tax Special Items(iv)	(38.0)	(128.5)	(80.9)	155.8
Net impact of Special Items	$(2.9)	$(82.4)	$145.0	$250.6
Weighted average number of common shares outstanding - Diluted	155.0	156.1	155.2	160.2
Loss (Earnings) per share impact from Special Items	$0.02	$0.53	$(0.93)	$(1.56)

(i)
The net restructuring charge reversal for the three months ended December 31, 2019 was related to management's fourth quarter decision to no longer cease operations in one of our manufacturing facilities as well as the reversal of a number of headcount-reduction accruals incurred earlier in the year.

(ii)
Other restructuring associated costs for three months and year ended December 31, 2019, primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs related to property consolidations resulting from Reinvent SEE.

(iii)
Other Special Items for the three months and year ended December 31, 2019 primarily included fees related to professional services, mainly legal fees, directly associated with Special Items or events that are considered one-time or infrequent in nature.

(iv)	Refer to Note 1 in the table below for a description of Special Items related to tax.

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The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
U.S. GAAP Earnings before income tax provision (benefit) from continuing operations	$135.5	$118.5	$370.3	$457.8
Pre-tax impact of Special Items	35.1	46.1	225.9	94.8
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$170.6	$164.6	$596.2	$552.6

U.S. GAAP Income tax provision (benefit) from continuing operations	$11.1	$(80.9)	$76.6	$307.5
Tax Special Items(1)	29.3	116.7	25.5	(178.3)
Tax impact of Special Items	8.7	11.8	55.4	22.5
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$49.1	$47.6	$157.5	$151.7

U.S. GAAP Effective income tax rate	8.2%	(68.3)%	20.7%	67.2%
Non-U.S. GAAP Adjusted income tax rate	28.8%	28.9%	26.4%	27.5%

(1)
For the three months ended December 31, 2019, Tax Special Items reflects tax optimization initiatives associated with Reinvent SEE and restructuring activities. For the three months ended December 31, 2018, Tax Special Items reflects benefit resulting from nonrecurring items including an adjustment related to the finalization of the one-time tax on unrepatriated earnings (transition tax) and the release of valuation allowances associated with tax initiatives. For the year ended December 31, 2019, tax special items reflects net benefits from tax optimization initiatives and research and development credits. For the year ended December 31, 2018, Tax Special Items includes $222 million of expense for transition tax which is partially offset by benefit related to the release of valuation allowances associated with tax initiatives.

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2018 Net Sales	$771.6	61.2%	$488.7	38.8%	$1,260.3

Price	(0.4)	(0.1)%	1.4	0.3%	1.0	0.1%
Volume(2)	(3.1)	(0.4)%	(18.5)	(3.8)%	(21.6)	(1.7)%
Total organic change (non-U.S. GAAP)(3)	(3.5)	(0.5)%	(17.1)	(3.5)%	(20.6)	(1.6)%
Acquisition	8.1	1.1%	69.9	14.3%	78.0	6.2%
Total constant dollar change (non-U.S. GAAP)(3)	4.6	0.6%	52.8	10.8%	57.4	4.6%
Foreign currency translation	(16.3)	(2.1)%	(2.5)	(0.5)%	(18.8)	(1.5)%
Total change (U.S. GAAP)	(11.7)	(1.5)%	50.3	10.3%	38.6	3.1%

2019 Net Sales	$759.9	58.5%	$539.0	41.5%	$1,298.9

	Year Ended December 31,
(In millions)	Food Care		Product Care		Total Company
2018 Net Sales	$2,908.1	61.4%	$1,824.6	38.6%	$4,732.7

Price	32.7	1.1%	9.8	0.5%	42.5	0.9%
Volume(2)	30.3	1.1%	(72.2)	(3.9)%	(41.9)	(0.9)%
Total organic change (non-U.S. GAAP)(3)	63.0	2.2%	(62.4)	(3.4)%	0.6	—%
Acquisition	16.6	0.5%	178.4	9.8%	195.0	4.1%
Total constant dollar change (non-U.S.GAAP)(3)	79.6	2.7%	116.0	6.4%	195.6	4.1%
Foreign currency translation	(107.2)	(3.6)%	(30.0)	(1.7)%	(137.2)	(2.9)%
Total change (U.S. GAAP)	(27.6)	(0.9)%	86.0	4.7%	58.4	1.2%

2019 Net Sales	$2,880.5	60.1%	$1,910.6	39.9%	$4,791.1

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)	Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.

(3)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region(2)
(Unaudited)

	Three Months Ended December 31,
(In millions)	North America		EMEA		South America		APAC		Total
2018 Net Sales	$732.1	58.1%	$271.2	21.5%	$59.4	4.7%	$197.6	15.7%	$1,260.3

Price	(7.5)	(1.0)%	(1.2)	(0.4)%	10.9	18.3%	(1.2)	(0.6)%	1.0	0.1%
Volume(3)	(27.2)	(3.7)%	(1.6)	(0.6)%	7.3	12.3%	(0.1)	(0.1)%	(21.6)	(1.7)%
Total organic change (non-U.S. GAAP)(4)	(34.7)	(4.7)%	(2.8)	(1.0)%	18.2	30.6%	(1.3)	(0.7)%	(20.6)	(1.6)%
Acquisition	59.3	8.1%	13.6	5.0%	0.1	0.2%	5.0	2.6%	78.0	6.2%
Total constant dollar change (non-U.S. GAAP)(4)	24.6	3.4%	10.8	4.0%	18.3	30.8%	3.7	1.9%	57.4	4.6%
Foreign currency translation	1.2	0.1%	(4.0)	(1.5)%	(13.2)	(22.2)%	(2.8)	(1.4)%	(18.8)	(1.5)%
Total change (U.S. GAAP)	25.8	3.5%	6.8	2.5%	5.1	8.6%	0.9	0.5%	38.6	3.1%

2019 Net Sales	$757.9	58.3%	$278.0	21.4%	$64.5	5.0%	$198.5	15.3%	$1,298.9

	Year Ended December 31,
(In millions)	North America		EMEA		South America		APAC		Total
2018 Net Sales	$2,734.9	57.8%	$1,038.5	21.9%	$229.5	4.8%	$729.8	15.4%	$4,732.7

Price	(7.3)	(0.3)%	1.0	0.1%	49.4	21.5%	(0.6)	(0.1)%	42.5	0.9%
Volume(3)	(42.8)	(1.5)%	(3.8)	(0.4)%	11.6	5.1%	(6.9)	(0.9)%	(41.9)	(0.9)%
Total organic change (non-U.S. GAAP)(4)	(50.1)	(1.8)%	(2.8)	(0.3)%	61.0	26.6%	(7.5)	(1.0)%	0.6	—%
Acquisition	147.5	5.4%	24.1	2.4%	0.2	0.1%	23.2	3.2%	195.0	4.1%
Total constant dollar change (non-U.S. GAAP)(4)	97.4	3.6%	21.3	2.1%	61.2	26.7%	15.7	2.2%	195.6	4.1%
Foreign currency translation	(4.2)	(0.2)%	(49.4)	(4.8)%	(56.9)	(24.8)%	(26.7)	(3.7)%	(137.2)	(2.9)%
Total change (U.S. GAAP)	93.2	3.4%	(28.1)	(2.7)%	4.3	1.9%	(11.0)	(1.5)%	58.4	1.2%

2019 Net Sales	$2,828.1	59.0%	$1,010.4	21.1%	$233.8	4.9%	$718.8	15.0%	$4,791.1

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)
As part of the Company's Reinvent SEE strategy, we have evaluated and adjusted our regional operating model. Effective January 1, 2019, our regions are: North America, EMEA, South America and APAC. Our North American operations includes Canada, the United States, Mexico and Central America. Mexico and Central America were previously included in Latin America. EMEA consists of

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Europe, Middle East, Africa and Turkey. APAC refers to our collective Asia Pacific region, including Greater China, India, Southeast Asia, Japan, Korea, Australia and New Zealand.

(3)	Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.

(4)
Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Net Sales:
Food Care	$759.9	$771.6	$2,880.5	$2,908.1
As a % of Total Company net sales	58.5%	61.2%	60.1%	61.4%
Product Care	539.0	488.7	1,910.6	1,824.6
As a % of Total Company net sales	41.5%	38.8%	39.9%	38.6%
Total Company Net Sales	$1,298.9	$1,260.3	$4,791.1	$4,732.7

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Adjusted EBITDA from continuing operations:
Food Care	$171.2	$162.3	$629.3	$577.8
Adjusted EBITDA Margin	22.5%	21.0%	21.8%	19.9%
Product Care	106.9	85.3	349.9	318.6
Adjusted EBITDA Margin	19.8%	17.5%	18.3%	17.5%
Corporate	(6.9)	0.7	(14.4)	(6.9)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$271.2	$248.3	$964.8	$889.5
Adjusted EBITDA Margin	20.9%	19.7%	20.1%	18.8%

(1)
The supplementary information included in this press release for 2019 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
U.S. GAAP Net earnings from continuing operations	$124.4	$199.4	$293.7	$150.3
Interest expense, net	47.5	46.6	184.1	177.9
Income tax (benefit) provision	11.1	(80.9)	76.6	307.5
Depreciation and amortization, net of adjustments(1)	53.1	37.1	184.5	159.0
Special Items:
Restructuring charges(2)	(1.7)	25.5	41.9	47.8
Other restructuring associated costs(3)	9.5	13.3	60.3	15.8
Foreign currency exchange loss due to highly inflationary economies	1.2	2.9	4.6	2.5
Loss on debt redemption and refinancing activities	16.1	—	16.1	1.9
Charges related to acquisition and divestiture activity	5.7	2.9	14.9	34.2
Charges related to the Novipax settlement agreement	—	—	59.0	—
Gain from class-action litigation settlement	—	(2.3)	—	(14.9)
Other Special Items(4)	4.3	3.8	29.1	7.5
Pre-tax impact of Special items	35.1	46.1	225.9	94.8
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$271.2	$248.3	$964.8	$889.5

(1)	Depreciation and amortization by segment are as follows:

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	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Food Care	$28.5	$25.6	$110.3	$105.4
Product Care	24.3	13.5	75.0	56.0
Total Company depreciation and amortization(i)	$52.8	$39.1	$185.3	$161.4
Depreciation and amortization adjustments	0.3	(2.0)	(0.8)	(2.4)
Depreciation and amortization, net of adjustments	$53.1	$37.1	$184.5	$159.0

(i)
Includes share-based incentive compensation of $9.2 million and $34.4 million for the three months and year ended December 31, 2019, respectively, and $6.3 million and $29.9 million for the three months and year ended December 31, 2018, respectively.

(2)	Restructuring charges by segment is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2019	2018	2019	2018
Food Care(i)	$(2.8)	$9.3	$23.5	$17.7
Product Care	1.1	16.2	18.4	30.1
Total Company restructuring charges	$(1.7)	$25.5	$41.9	$47.8

(i)
The net restructuring charge reversal for the three months ended December 31, 2019 was related to management's fourth quarter decision to no longer cease operations in one of our manufacturing facilities as well as the reversal of a number of headcount-reduction accruals incurred earlier in the year.

(3)
Other restructuring associated costs for three months and year ended December 31, 2019, primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs related to property consolidations resulting from Reinvent SEE.

(4)
Other Special Items for the three months and year ended December 31, 2019 primarily included fees related to professional services, mainly legal fees, directly associated with Special Items or events that are considered one-time or infrequent in nature.

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